EXHIBIT 5.1

[LETTERHEAD OF KATTEN MUCHIN ROSENMAN LLP]

June 16, 2006

Alloy, Inc.

Board of Directors

151 West 26th Street, 11th Floor

New York, New York 10001

Ladies and Gentlemen:

We have acted as special counsel for Alloy, Inc. (the “Company”) in connection with the preparation, execution and filing of a Registration Statement under the Securities Act of 1933 on Form S-4 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), relating to the proposed issuance from time to time of up to 2,568,657 shares of the Company’s common stock, par value $.001 (the “Common Stock”), in the manner set forth in the Registration Statement.

In connection with the opinions expressed below, we have examined: (i) the Registration Statement, including the Prospectus, and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the Company’s Restated Certificate of Incorporation and Restated Bylaws, each as amended to date; (iii) resolutions of the Company’s Board of Directors relating to the authorization of the issuance of the securities subject to the Registration Statement; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. We have also have made such factual inquiries and have examined or caused to be examined such other documents, records and instruments and such questions of law as we have considered necessary or appropriate for the purpose of such opinion.

On the basis of such inquiries or examinations, it is our opinion that (i) the 2,068,657 shares of Common Stock which may be issued upon conversion of the Debentures referenced in Prospectus are duly authorized, validly issued, fully paid and nonassessable, and (ii) the remaining 500,000 shares of Common Stock covered by the Registration Statement, when issued as described in the Registration Statement and Prospectus and pursuant to a definitive acquisition or other agreement applicable to such issuance, if any, will be validly issued, fully paid and nonassessable; provided that prior to issuance of any of such shares of Common Stock there shall be taken various actions or proceedings in the manner contemplated by us as counsel, which shall include the following:

a. the completion of the requisite procedures under the applicable provisions of the Securities Act and applicable state securities laws and regulations; and

b. to the extent we determine necessary under applicable agreements and/or the Company’s governing documents, the adoption of resolutions by the Company’s Board of Directors authorizing the issuance of any such shares.

Our opinion is limited to the General Corporation Laws of the State of Delaware and the United States Federal laws and we express no opinion with respect to the laws of any other jurisdiction. It is understood that this opinion is to be used only in connection with the offer and sale of Common Stock while the Registration Statement is in effect.

We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.

Very truly yours,

/S/ KATTEN MUCHIN ROSENMAN LLP